CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2015, relating to the financial statements and financial highlights of The Giralda Fund and Giralda Risk-Managed Growth Fund, each a series of Northern Lights Fund Trust, for the year ended June 30, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

October 23, 2015